Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CADENCE PHARMACEUTICALS, INC.

Cadence Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Cadence Pharmaceuticals, Inc. The Corporation’s original Certificate of Incorporation was filed on May 26, 2004, under the name Strata Pharmaceuticals, Inc.

2. The Board of Directors of said Corporation duly adopted resolutions proposing and declaring advisable the following amendment of the Amended and Restated Certificate of Incorporation (the “Certificate”) of said Corporation. The resolution setting forth the proposed amendment is as follows:

THEREFORE, BE IT RESOLVED, that the Certificate is hereby amended by striking out the first sentence of Article Fourth thereof and by substituting, in lieu of said sentence, the following:

“FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.0001 per share (“Common Stock”), and Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The total number of shares the Corporation shall have the authority to issue is Two Hundred Ten Million (210,000,000) shares, Two Hundred Million (200,000,000) shares of which shall be Common Stock and Ten Million (10,000,000) shares of which shall be Preferred Stock.”

3. Thereafter, pursuant to a resolution of the Board of Directors, the stockholders gave their approval of said amendment at a meeting of stockholders in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

4. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. Said amendment shall be executed, filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Cadence Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by an authorized officer thereof, this 13th day of June 2012.

CADENCE PHARMACEUTICALS, INC.

/s/ William R. LaRue
By:	William R. LaRue
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary